SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)


                        CONSOLIDATED TOMOKA LAND COMPANY
             ------------------------------------------------------
                                (NAME OF ISSUER)


                     COMMON STOCK, $1.00 PAR VALUE PER SHARE
             ------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    210226106
             ------------------------------------------------------
                                 (CUSIP NUMBER)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).













- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      EQSF ADVISERS, INC.

      (EIN 13-3354359)
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
                           NEW YORK CORPORATION
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER
                           326,600
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               NONE
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                326,600
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER
                           NONE
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
           326,600
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.82%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
           IA
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      M.J. WHITMAN ADVISERS, INC.
      (EIN 13-3686379)
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                NEW YORK CORPORATION
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                  5 SOLE VOTING POWER
                                53,348
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                    NONE
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                     56,848
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER
                                NONE
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
         56,848
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.01%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         IA
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           MARTIN J. WHITMAN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [  ]
        (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
                           USA
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER
   NUMBER OF               -0-
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
                   6 SHARED VOTING POWER
     SHARES
                           NONE
  BENEFICIALLY
    OWNED BY
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER

   REPORTING               -0-
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER
                           NONE
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
           -0-
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           -0-
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
           IN
- ------------------------------------------------------------------------------

ITEM 1.

     (A) NAME OF ISSUER:

         Consolidated Tomoka Land Company (the "Issuer").

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR,IF NONE, RESIDENCE:

         149 South Ridgewood Avenue, Daytona Beach, FL 32114

ITEM 2.

     (A) NAME OF PERSON FILING:

     This schedule is being jointly filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman, the Chief Executive Officer of EQSF and Chief Investment Officer of MJWA and controlling person of EQSF and MJWA. (EQSF, MJWA and Martin J. Whitman are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons.

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New York, New York 10017-2023.

     (C) CITIZENSHIP:

         The citizenship or place of organization of each of the reporting persons is as follows:

         EQSF

         New York State Corporation.

         MJWA

         New York State Corporation.

         MARTIN J. WHITMAN

         United States Citizen.

     (D) TITLE OF CLASS OF SECURITIES:

         Common Stock, $1.00 par value per share.

     (E) CUSIP NUMBER:

         210226106

ITEM 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (E) Investment Adviser registered under section 203 OF THE INVESTMENT ADVISERS ACT OF 1940 (EQSF and MJWA).

ITEM 4.  OWNERSHIP.

     (a) & (b) EQSF beneficially owns 326,600 shares or 5.82% of the class of securities of the issuer. MJWA beneficially owns 56,848 shares or 1.01% of the class of securities of the issuer.

         (c)    (i) EQSF:       326,600
                    MJWA:        53,348


               (ii) Not applicable.

              (iii) EQSF:       326,600
                    MJWA:        56,848

               (iv) Not applicable.

     Mr. Whitman disclaims beneficial ownership of all such shares.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP  OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 31,000 of the shares reported by EQSF and Third Avenue Real Estate Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 295,600 of the shares reported by EQSF. Various clients for whom MJWA acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by MJWA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.







ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              April 9, 2002
                           ---------------------------
                              (Date)




                           EQSF ADVISERS, INC.

                           BY:/S/ MARTIN J. WHITMAN
                              ------------------------
                              Martin J. Whitman
                              Chairman and Chief Executive Officer


                           M.J. WHITMAN ADVISERS, INC.

                           BY:/S/  MARTIN J. WHITMAN
                              ----------------------
                              Martin J. Whitman
                              Chairman and Chief Investment Officer



                              /S/  MARTIN J. WHITMAN
                              -----------------------
                              Martin J. Whitman, President